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                                                                               EXHIBIT 11

                         THE SOUTHLAND CORPORATION AND SUBSIDIARIES
                       STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
                          (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                         CALCULATION OF EARNINGS PER COMMON SHARE


                                                                    THREE MONTHS
                                                                   ENDED MARCH 31,
                                                           ------------------------------
                                                                1997             1996
                                                           -------------    -------------
Net earnings  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  $      5,522     $      5,489
Add interest on Convertible Debt, net of tax * .  .  .  .          -                -
                                                           -------------    -------------
Net earnings applicable to common stock and
    equivalents outstanding  .  .  .  .  .  .  .  .  .  .  $      5,522     $      5,489
                                                           =============    =============

Weighted average number of common shares outstanding .  .       409,923          409,923
Weighted average number of common shares issuable
    upon conversion of Convertible Debt *.  .  .  .  .  .          -                -
                                                           -------------    -------------
Weighted average number of common shares and
   equivalents outstanding.  .  .  .  .  .  .  .  .  .  .       409,923          409,923
                                                           =============    =============

Net earnings per common share and equivalents
    (Primary and Fully Diluted) .  .  .  .  .  .  .  .  .          $.01             $.01
                                                                   =====            =====


*  The Convertible Quarterly Income Debt Securities are common stock equivalents but are not included in the first quarter earnings per share calculations because they have an antidilutive effect.  While the first quarter 1996 earnings per share calculations ($.02 as previously reported) have been restated, this issue only affects the first quarter calculation and no other
1996 earnings per share calculations will require restatement.
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